Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY ANNOUNCES

SENIOR MANAGEMENT APPOINTMENTS

Larry Bodner appointed to Executive Vice President, Finance

David Allen appointed to Executive Vice President, Operations

SAN FRANCISCO, April 1, 2010 - Del Monte Foods Company (NYSE: DLM) announced today the appointment of Larry Bodner to Executive Vice President, Finance and David Allen to Executive Vice President, Operations.

“These appointments to expanded roles with increased responsibilities will significantly strengthen our senior leadership team and move Del Monte’s execution capabilities to a higher level,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods Company. “Larry and Dave both bring established leadership and proven capabilities to their new roles. I very much appreciate their previous accomplishments and look forward to working with them as they contribute to our future success. I am confident that today, at Del Monte, we have the right team, focused on the right strategy, to drive the Company’s growth and success going forward.”

Larry Bodner Appointed Executive Vice President, Finance

Mr. Bodner, who previously served as Senior Vice President, Finance and Investor Relations, will now oversee all of the Company’s Finance and Strategy functions. The Company’s Accounting, Controller, and Treasury functions as well as Strategic Planning & Development, will now report to Mr. Bodner, in addition to his current responsibilities.

Mr. Bodner will continue to report directly to David Meyers, Del Monte’s Executive Vice President, Administration and Chief Financial Officer. In addition to the functions now consolidated under Mr. Bodner, the Company’s Legal, Information Technology, and Internal Audit functions will continue to report directly to Mr. Meyers.

Commented Mr. Wolford, “Since joining Del Monte in 2003, Larry - through his hard work and financial acumen - has been a very significant contributor to our success, and has played a major role in defining and implementing Del Monte’s Accelerated Growth Plan strategy. In his expanded role, Larry’s strong management and financial skills as well as excellent strategic insight will provide even greater benefit as we enter the next phase of Del Monte’s evolution.”

Mr. Bodner (47) joined Del Monte in July 2003. Prior to serving as Del Monte’s Senior Vice President, Finance and Investor Relations, Mr. Bodner served as Vice President, Finance and Investor Relations and Vice President, Internal Reporting and Financial Analysis. Prior to joining Del Monte, he was Chief Operating Officer of Market Compass, Chief Operating Officer/ Chief Financial Officer of SelfCare, and held a variety of finance positions with The Walt Disney Company and the Procter & Gamble Company.

David Allen Appointed Executive Vice President, Operations

Mr. Allen, who previously served as Senior Vice President, Operations and Supply Chain, will now oversee all of the Company’s Operations and Supply Chain functions. These will now include Del Monte Consumer Operations, International Operations and Special Markets, in addition to his current responsibilities of Supply Chain and Pet Operations.

Mr. Allen will continue to report directly to Nils Lommerin, Del Monte’s Chief Operating Officer. In addition to functions now consolidated under Mr. Allen, Mr. Lommerin will continue to oversee the Marketing, Innovation, and Research & Development functions.

“Dave has demonstrated excellent strategic business leadership and has delivered results,” said Mr. Wolford. “Under Dave’s leadership, we have made significant advances to optimize our Pet operations, streamline our supply chain, and reduce inventory levels. Dave’s expanded role creates a structure that will enable the Company to consolidate leadership of all operations. This integrated structure will further enhance our productivity initiatives, drive costs out of our system, and elevate our much upgraded customer service performance to higher levels across the entire portfolio.”

Mr. Allen (49) joined Del Monte in June 2006. Prior to that, Mr. Allen was Chief Operating Officer of U.S. Foodservice, a division of Royal Ahold, Chief Executive Officer of WorldChain, Inc., Vice President, Worldwide Operations of Dell Inc., and held a variety of positions at Frito-Lay North America, a division of PepsiCo, Inc. Mr. Allen also serves on the board of directors of American Italian Pasta Company.

Both appointments are effective April 1, 2010. Mr. Bodner and Mr. Allen will continue to be located at Del Monte’s headquarters in San Francisco, California.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.™

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CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Christina Um Del Monte Foods (415) 247-3382 investor.relations@delmonte.com

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